Exhibit 16


September 18, 2008


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


Gentlemen:

We have read Item 4.01 of Form 8-K dated September 15, 2008, of Acme United Corporation and are in agreement with the statements contained in the first sentence of paragraph 1 and paragraphs 2 through 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                /s/ Ernst & Young LLP